Exhibit 5.1

                                 January 3, 2002



F5 Networks, Inc.
401 Elliot Avenue West
Seattle, Washington 98119

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

     This opinion is furnished to F5 Networks, Inc., a Washington corporation (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed sale by the Company of up to 200,000 shares (the "Shares") of common stock, no par value (the "Common Stock"), issuable by the Company pursuant to that certain Non-Qualified Option Agreement between the Company and Steve Coburn (the "Option Agreement").

     We have based our opinion upon our review of the following records, documents, instruments and certificates:

     a) the Second Amended and Restated Articles of Incorporation of the Company, as amended;

     b)   the Amended and Restated Bylaws of the Company;

     c) records certified to us by an officer of the Company as constituting all records of proceedings and of actions of the Board of Directors relating to the approval of the Option Agreement and the reservation of the Shares for issuance pursuant to the Option Agreement; and

     d)   the Option Agreement.

     In connection with this opinion, we have, with your consent, assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the authenticity and conformity to the originals of all records, documents and instruments submitted to us as copies.

     This opinion is limited to the laws of the State of Washington. We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any federal, regional or local governmental body.

     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and subject to the assumptions

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and qualifications expressed herein, it is our opinion that the reservation for issuance of the Shares pursuant to the Option Agreement has been duly authorized and upon payment of the purchase price for the Shares and issuance and delivery of the Shares pursuant to the terms of the Option Agreement, the Shares will be validly issued, fully paid and non-assessable.

     Our opinion is qualified to the extent that in the event of a stock split, share dividend or other reclassification of the Common Stock effected subsequent to the date hereof, the number of shares of Common Stock issuable under the Option Agreement may be adjusted automatically, as set forth in such document, such that the number of such shares, as so adjusted, may exceed the number of Company's remaining authorized, but unissued shares of Common Stock following such adjustment.

     We expressly disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

     We hereby authorize and consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                             Very truly yours,


                             /s/ HELLER EHRMAN WHITE & MCAULIFFE LLP














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